EXHIBIT 99.1



First National Lincoln Corporation Announces
Merger with FNB Bankshares of Bar Harbor

DAMARISCOTTA, MAINE, August 26 -- First National Lincoln Corporation (NASDAQ
NM: FNLC), the parent company of The First National Bank of Damariscotta, and FNB Bankshares (OTC BB: FBSH), the parent company of the First National Bank of Bar Harbor, today announced the signing of a definitive agreement for the merger of FNB Bankshares with First National Lincoln Corporation.

At closing, the combined company will have 14 banking offices and four investment management offices serving coastal Maine communities from Brunswick to Calais. As a result of the merger, the combined entity will become the fourth largest bank headquartered in Maine. As of June 30, 2004, the two banks had combined assets of more than $840 million, with combined loans more than $620 million and combined deposits of nearly $575 million. In addition, the banks have more than $250 million of investments under management.

"I am very excited by the opportunities that will be created as a result of combining our companies," commented Daniel R. Daigneault, President and Chief Executive Officer of The First National Bank of Damariscotta and First National Lincoln Corporation. "Both companies have very similar histories and traditions, and as one entity, we will be able to build on the strengths and heritage of two 'First National Banks' which have each been serving the financial needs of their communities for well over 100 years."

"Most importantly," President Daigneault continued, "both banks operate as 'true community banks,' offering a genuine, neighborly approach to banking -- friendly, personalized service, with open-mindedness and a sincere desire to help our communities succeed, one customer at a time. Our cultures are similar, with empowered employees who provide a very high level of customer service with local decision making."

This view was echoed by Tony C. McKim, President and Chief Executive Officer of First National Bank of Bar Harbor and FNB Bankshares. "First National Bank of Bar Harbor and The First National Bank of Damariscotta both have a very strong commitment to the communities we serve. Our shareholders, employees and customers will continue to benefit from unparalleled customer service, wide spread volunteerism, and a belief in pursuing superiority in all we undertake. This union represents community banking at its absolute best."

"First National Bank of Bar Harbor's five-year plan, created in 2000, centered on moving our Company toward high-performing status," President McKim went on. "Combining with The First National Bank of Damariscotta -- and creating the fourth largest bank headquartered in Maine -- is the most compelling alternative for us as we look ahead strategically."

"This combined entity will also bring tremendous value to our market," commented President McKim. "FNLC is a financially strong and very successful company, and this will provide us with a much greater capacity to lend -- enhancing our ability to serve the financial needs of Down East Maine in Hancock and Washington Counties. In addition, we will maintain the brand recognition created by both banks as part of a franchise with much greater resources and state of the art technology."

"While we expect some cost savings to accrue over time," observed F. Stephen Ward, Treasurer and Chief Financial Officer of First National Lincoln Corporation, "the real value of this transaction is the combination of the two franchises and our enhanced ability to serve the financial needs of our communities. This, in turn, will enable us to enhance long-term shareholder value for both organizations."

"Our strategy will be to take the best practices of both companies and implement them market-wide," President Daigneault concluded. "Both organizations already have a customer-centric philosophy and a strong focus on employee development. As a combined entity, we will be able to serve our customers and our communities even better than we are serving them today."

The transaction is valued at approximately $47.9 million and is expected to close early in the first quarter of 2005, with integration of the two banks expected to follow soon thereafter. Under the terms of the agreement, each outstanding share of FNB Bankshares is expected to be converted into FNLC stock valued at $42.00. The exchange ratio will vary depending on the per share price of FNLC common stock prior to closing, but shareholders will receive not less than 1.91, nor more than 2.47, shares of FNLC for each share of FNB Bankshares.

No major changes are anticipated in the manner in which the two banks operate. Mr. Daigneault will be the President & Chief Executive Officer of the combined bank as well as First National Lincoln Corporation. He will maintain his office at the Company's headquarters in Damariscotta. Mr. McKim will be Executive Vice President and Chief Operating Officer of the combined entity and will continue to be based in Bar Harbor.

The merger has been approved by the Board of Directors of both companies. It will require regulatory approval and the satisfaction of other customary conditions, as well as the approval of the shareholders of both companies. It is intended to qualify as a reorganization for federal income tax purposes and provide for a tax-free exchange of shares. RBC Capital Markets Corporation, a member company of RBC Financial Group, acted as financial advisor to FNB Bankshares.

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First National Bank of Damariscotta. Founded in 1864, The First is an independent community bank serving Mid-Coast Maine with seven offices in Lincoln and Knox Counties that provide consumer and commercial banking products and services. Pemaquid Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln and Cumberland Counties.

FNB Bankshares, headquartered in Bar Harbor, Maine, is the holding company for First National Bank of Bar Harbor. Founded in 1888, the Bank is committed to servicing the needs of customers with seven offices in Hancock and Washington Counties and also offers an array of services through the Internet with CustomerLink. First National Bank of Bar Harbor is a Certified SBA Lender and provides a complete range of deposit, loan and personal trust services.

This press release contains forward-looking statements regarding the FNLC/FNB Bankshares merger. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) costs or difficulties related to the integration of the businesses of the two banks are greater than expected; (2) estimated cost savings from the merger cannot be fully realized within the expected time frame; (3) revenues following the merger are lower than expected;
(4) estimated cost savings from the merger cannot be fully realized within the expected time frame; (5) deposit volumes will change over time; (6) competitive pressure among depository institutions increases significantly; (7) changes in the interest rate environment reduce net interest margins; (8) general economic conditions, either nationally or in the markets in which the two banks will be doing business, are less favorable than expected; (9) legislation or changes in regulatory requirements adversely affect banks operating in Maine, or (10) factors which would result in a condition to the transaction not being met.

First National Lincoln Corporation will be filing relevant documents concerning the transaction with the Securities and Exchange Commission (SEC), including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC will be available free of charge from First National Lincoln Corporation. The directors and executive officers of FNB Bankshares may be deemed to be participants in the solicitation of proxies to approve the merger. Additional information about the interest of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed merger when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.